Exhibit 99.1

Media Contact:	Investor Contact:
Jennifer Strasburg	Susie Phillips
Weber Shandwick	Peet’s Coffee & Tea, Inc.
415.449.0125	510.594.2196
jstrasburg@webershandwick.com	investorrelations@peets.com

Peet's Coffee & Tea, Inc. Concludes Voluntary Stock Option Review

Peet's Coffee and Tea, Inc. (Nasdaq: PEET) today announced that the Option Review Committee of its Board of Directors has completed its voluntary review of the Company's historical stock option granting practices. As previously announced, the review was conducted with the assistance of independent legal counsel, Shartsis Friese LLP, which was retained by the Committee in October 2006. Shartsis Friese also retained KPMG LLP as a consultant, and KPMG has conducted its own investigation and review of information relevant to the Company's stock option granting practices. The Committee's findings and recommendations have been discussed with the Company's independent registered public accounting firm, Deloitte & Touche LLP.

The Committee's review covered the period from the Company's 2001 initial public offering to August 2006. The Committee reported that its independent counsel received full cooperation from Company management, was given complete access to all potentially necessary and relevant electronic and other documents, and interviewed all key persons who were and are primarily involved in the stock option granting process at the Company, as well as the Company's outside counsel and accountants.

The Committee's final report indicates that neither Shartsis Friese nor KPMG have found evidence that there was any deliberate attempt to manipulate the price at which any stock option was granted nor the date of the grant in order to benefit the grant recipient or the Company. The Committee also reported that they have not discovered any evidence of intentional wrongdoing by any Peet's employee or Board member. In its final report, the Committee did conclude the Company had a lack of documentation and internal controls in connection with the stock administration system, particularly in the 2001 to 2003 period.

Based upon the Committee's findings, the Company has concluded that it incorrectly applied the measurement date, as defined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," with respect to certain stock option grants made from 2001 to 2006. Additionally, the Company found other isolated instances of inaccurate accounting for stock option grants during this period.

In order to correct the accounting errors that resulted from the misapplication of the measurement date and other stock option-related corrections, the Company expects to restate its previously issued consolidated financial statements to record non-cash, pre-tax compensation expense totaling approximately $1.7 million. Of the total adjustment, all but approximately $95,000 relates to grants made prior to June 2002. The amounts of the restatement and related expenses are subject to adjustment pending finalization by the Company. No current executive officer of the Company received any option that will be included in the restatement.

In addition to the restatement charge, the Company expects to recognize $2.4 million of pre-tax expense related to conducting the investigation, with $1.8 million being incurred in its 2006 fiscal fourth quarter and approximately $0.6 million incurred in the first quarter of 2007. As recently announced, certain of the Company's current and former directors and officers have been named as defendants in stockholder derivative lawsuits relating to the Company's past option grant practices. The costs and any potential liabilities that the Company may incur in connection with such lawsuits have not been included in the charges and costs referred to above.

The Company expects to file its Form 10-K for the fiscal year ended December 31, 2006 reflecting the restatement, as well as amended Forms 10-Q for the first two quarters of 2006 and its delayed Form 10-Q for the third quarter of 2006, by April 2, 2007.

About Peet's Coffee & Tea, Inc.

Founded in Berkeley, Calif., in 1966, Peet's Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet's fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including specialty grocery and gourmet food stores, online and mail order, office and restaurant accounts and company-owned stores throughout the United States. For information about Peet's Coffee & Tea, Inc., visit www.peets.com or call 1- 800-999-2132. Peet's Coffee & Tea, Inc. shares are traded under the symbol PEET.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements include statements relating to the amount of the anticipated restatement, the estimated expenses associated with the stock option investigation and the Company's expectations as to when it will file its Form 10-K for the fiscal year ended December 31, 2006, its amended Forms 10-Q for the first two quarters of 2006 and its delayed Form 10-Q for the third quarter of 2006. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward- looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.

Certain of the Company's current and former directors and officers are defendants in stockholder derivative actions relating to the Company's past option grant practices. These actions are in the preliminary stages, and the Company cannot provide assurance that their ultimate outcome will not have a material, adverse affect on the Company's business, financial condition or results of operations. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the fiscal year ended January 1, 2006.